EXHIBIT 10f



                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT ("Agreement") is made this 30th day of June, 1995, by and between MICROS SYSTEMS, INC., a Maryland corporation with offices located at 12000 Baltimore Avenue, Greenbelt, Maryland 20705 (hereinafter referred to as the "Company"), and LOUIS M. BROWN, JR., whose address is 1665 Kenwood Avenue, Alexandria, Virginia 22312 (hereinafter referred to as the "Consultant").

                              W I T N E S S E T H:

     WHEREAS, the Company and the Consultant desire that Consultant be appointed and engaged to provide services as described in this Agreement;

     WHEREAS, the Consultant possesses skills and experience which the Company believes are of substantial value and importance to the success of the Company's business operations;

     WHEREAS, the Consultant is willing to make his services available to the Company on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and the conditions and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties hereto agree as follows:

     1.   Consulting Services.

          (a) The Company hereby appoints and engages Consultant, and Consultant hereby accepts this appointment and engagement, to provide services as described in this Agreement.
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          (b)  Consultant agrees to provide consultation and advice to the
Company on matters of operations, administration, and other matters important to the functioning and business of the Company, as requested by the Company's President and Chief Executive Officer or his designee.

          (c) Consultant agrees to provide, on the average, approximately 20 hours per week of consulting services at the Company and/or devoted to Company business and the Company will exercise its best efforts to ensure that the services he is asked to provide do not require him to devote more than 20 hours per week. As set forth in Section 2(b) Consultant will control the manner, methods and details of performance of his services.

          (d) The Company acknowledges that Consultant's availability for consultation is valuable, even during periods in which Consultant is not actually called on for such consultation. Accordingly, the amount of compensation Consultant will receive under Section 4 of this Agreement is independent of the amount of time Consultant is actually required to devote in rendering consulting services.

     2.   Independent Contractor Relationship.

          (a) Consultant agrees to provide these consulting services as an independent contractor to the Company. Consultant will not be, and will not be deemed to be, an employee of the Company.

          (b) Consultant will control the manner, methods and details of performance of his services.





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          (c)  Consultant will not be entitled to any benefits the Company may provide for its employees.

          (d) Consultant will not be an agent of the Company for any purpose and will not have any authority to bind or commit the Company in any way unless and to the extent expressly authorized in writing by the Company's President and Chief Executive Officer.

          (e) Consultant will be responsible for reporting his income and paying any applicable taxes (including but not limited to federal, state, and local income taxes, Social Security and Medicare taxes, and unemployment taxes) to federal, state, and local taxing agencies, as required by law.

          (f) Consultant may perform consulting services for or accept employment with other persons during the term of this Agreement, provided that Consultant shall not permit such other services or employment to conflict or interfere unreasonably with his performance of services under this Agreement. This provision includes, but is not limited to, any engagement or employment whose time or effort requirements would interfere unreasonably with Consultant's performance of services for the Company, and any engagement or employment that would raise an actual or potential conflict of interest. It is acknowledged and agreed that simultaneously herewith Consultant is performing duties for other companies as set forth on page 4 of the Company's Proxy Statement dated October 24, 1994 and, that such duties will not interfere unreasonably with Consultant's performance of services for the Company.





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
     3. Term. The term of this Agreement shall commence on July 1, 1995 ("Commencement Date") and shall continue until June 30, 2000, unless sooner terminated, as provided herein.

     4. Compensation. The Consultant's compensation for the term of this Agreement shall be in the amounts set forth below, payable in bi-weekly installments:

          Period                      Compensation
          ------                      ------------
July 1, 1995 through June 30, 1996      $150,000
July 1, 1996 through June 30, 1997      $160,000
July 1, 1997 through June 30, 1998      $170,000
July 1, 1998 through June 30, 1999      $180,000
July 1, 1999 through June 30, 2000      $190,000

     5. Bonuses. In addition to the above compensation, the Consultant shall be entitled to receive a bonus for each fiscal year of the Company (July 1 - June 30). The Consultant's bonus for each fiscal year, or portion of a fiscal year, during the term hereof shall be in the amounts set forth below ("Target Bonus") if the fiscal year bonus objectives of the Consultant ("Objectives"), as determined by the Board of Directors prior to the commencement of each such fiscal year, are met; provided, that, consistent with the Company's standard bonus plan in effect during fiscal 1995, the bonus may be increased for any fiscal year in which the Company performance exceeds Objectives or decreased for any fiscal year in which the Company performance falls below Objectives, and provided further that in no event shall the bonus paid to the Consultant for any fiscal year of the Company exceed 200% of Target Bonus:





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

   Fiscal Year Ending       Target Bonus
   ------------------       ------------
     June 30, 1996             $70,000
     June 30, 1997             $80,000
     June 30, 1998             $90,000
     June 30, 1999            $100,000
     June 30, 2000            $110,000

          Any bonus required to be paid pursuant to this Section 5 shall be paid by the Company to the Consultant within ninety (90) days following the close of the fiscal year of the Company to which such bonus applies.

     6. Stock Option. Upon the Commencement Date, the Consultant shall be granted the unrestricted right to acquire up to fifteen thousand (15,000) shares of the Company's common stock ("Option"). The Company and the Consultant shall enter into a stock option agreement evidencing the grant of said Option, which agreement shall contain such other terms and provisions as are customarily contained in the Company's executive employee Incentive Stock Option Agreement ("Company Plan"). Consultant acknowledges receipt of said Option on June 2, 1995.

          In addition to the Option granted above, within ninety (90) days following the commencement of each fiscal year of the Term, the Company shall grant to the Consultant the right to purchase additional common stock of the Company ("Common Stock") for such consideration and in such amounts as is consistent with the terms of the Company Plan or a successor employee stock option plan. Notwithstanding the right herein granted, the Consultant acknowledges that, except for the Common Stock exercisable under





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the Option, no additional Common Stock is currently available to the Company to issue under the Company Plan. In recognition thereof, the Company's obligation to grant to the Consultant the right to purchase the additional Common Stock shall not arise until such time as the shares of Common Stock become available under the Company Plan or a successor employee stock option plan. The Company agrees to use its best efforts to take such steps or cause the required steps to be taken which will enable the Common Stock to become available for option grants.

     7. Expenses. The Company shall reimburse the Consultant for all expenses incurred in connection with the performance of his duties on behalf of the Company, provided that the Consultant shall keep, and present to the Company, records and receipts relating to reimbursable expenses incurred by him. Such records and receipts shall be maintained and presented in a format, and with such regularity, as the Company reasonably may require in order to substantiate the Company's right to claim income tax deductions for such expenses. Without limiting the generality of the foregoing, the Consultant shall be entitled to reimbursement for any business-related travel, business-related entertainment whether at his residence or otherwise, and other costs and expenses reasonably incident to the performance of his duties on behalf of the Company.

     8. Restrictive Covenant. The Consultant agrees that during the term of this Agreement, and for a period of one (1) year following the termination of this Agreement for any reason whatsoever, he shall not (i) engage, directly or indirectly, in any





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computer hardware or computer software business which is competitive with the business now, or at any time during the Term of this Agreement, conducted by the Company; or (ii) solicit (directly or indirectly, for his own account, or for the account of others) orders for services or products of a kind or nature like or similar to services performed or products sold by the Company during the term of this Agreement, from any party that was a client (or customer) of the Company, or which the Company was soliciting to be its client (or customer) during the twelve (12) month period preceding the date of the termination of this Agreement. The Consultant further agrees that he shall not, at any time, directly or indirectly, urge any client (or customer) of the Company with whom the Company is desirous of doing business to discontinue business, in whole or in part, or not to do business, with the Company.

          For the purposes of this Section 8, the Consultant will be deemed directly or indirectly engaged in a business if he participates in such business as proprietor, partner, joint venturer, stockholder, director, officer, lender, manager, employee, consultant, advisor or agent or if he controls such business. The Consultant shall not for purposes of this Section 8 be deemed a stockholder or lender if he holds less than two percent (2%) of the outstanding equity or debt of any publicly owned corporation engaged in the same or similar business to that of the Company, provided that the Consultant shall not be in a control position with regard to such corporation.





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     Provided, however, that (a) it is acknowledged and agreed that, in his various other capacities as referenced in paragraph 2(f) above, Consultant has directly or indirectly participated in certain transactions as set forth on page 10 of such Proxy Statement, it being contemplated that any further such transactions, if entered into, will be pursuant to the law of the State of Maryland, and will be similarly disclosed in future proxy statements of the Company; and (b) Consultant may invest in equity securities of any Competitive Business (but without participating in such Competitive Business) if (i) such equity securities are listed on any recognized securities exchange or are registered under Section 12(g) of the Securities Exchange Act of 1934; and (ii) the total number of such shares owned or controlled, directly or indirectly, by Consultant, his spouse and his minor children does not exceed in total an amount equal to 2% of the outstanding shares of such class of equity securities of any such Competitive Business.

     9.   Maintaining Confidential Information.

          (a) Company Information. The Consultant agrees at all times during the term of this Agreement and for a period of one (1) year thereafter to hold in strictest confidence, and not to use, or to disclose to any person, firm or corporation, without the written authorization of the Board of Directors of the Company except if such is to be used or disclosed for the benefit of the Company, any trade secrets, confidential knowledge, data or other proprietary information of the Company. By way of illustration and not





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limitation, such shall include information relating to products, processes, know-how, designs, formulas, methods, developmental or experimental work, improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company.

          (b) Third Party Information. The Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. The Consultant agrees that he owes the Company and such third parties, both during the term of his employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Company's agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company's agreement with the third party).

     10. Prior Employees. For a period of one (1) year following the termination of this Agreement for any reason whatsoever, with or without cause, the Consultant shall not, whether as an individual or as a proprietor, stockholder, partner, officer, director, employer, employee, agent, consultant, independent





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contractor or otherwise, recruit or employ, directly or indirectly, for his own business or any business in which he has an ownership interest, is employed with, or is otherwise affiliated with, any individual who was an employee of the Company within the period of twelve (12) months preceding the termination of this Agreement.

     11. Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant contained in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to scope, geographic area and duration.

     12. Prior Agreements. The Consultant warrants that he is not prohibited from performing any of the services required by this Agreement under the terms of any prior employment agreement or restrictive covenant.

     13.  Termination Agreement.

          (a)  Certain Defined Terms.

               (1) "Disability" shall mean the continuous and uninterrupted inability of the Consultant to perform his duties hereunder due to the sickness or injury of the Consultant which persists for a period of one hundred eighty
(180) days or more.

               (2) "Good Cause" shall mean (i) the criminal acts of the Consultant which result in the Consultant being charged with and convicted of a felony and which are intended to result directly or indirectly in substantial gain or personal enhancement of the





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Consultant at the expense of the Company, or (ii) the determination by a court of competent jurisdiction that there has been a willful or intentional breach by the Consultant of either Section 8 hereof (restrictive covenant) or Section 9 hereof (maintaining confidential information) in a manner which results in material and substantial direct economic harm or damage to the Company.

               (3)  "Good Reason" shall mean:

                    a) An assignment by the Company to the Consultant, without his express written consent, of any material duties which are inconsistent with this Agreement;

                    b) Any action taken by the Company or its Board of Directors to reduce the Consultants compensation or Target Bonus (if inconsistent with the terms of Section 5 above) without the express written consent of the Consultant;

                    c) The Company's failure to obtain the agreement of any successor in interest of the Company to assume the obligations of the Company under this Agreement.

          (b)  Termination Events.

               (1) Death. This Agreement shall be terminated upon Consultant's death.

               (2) Disability. This Agreement shall be terminated upon Consultant's Disability.

               (3) By the Company for Good Cause or Other Reasons. This Agreement may be terminated by the Company for (i) Good Cause or (ii) upon fifteen (15) days written notice, for any other reason.





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               (4)  By the Consultant for Good Reason or Other Reasons.  The
Consultant may terminate this Agreement (i) for Good Reason or (ii) upon fifteen (15) days prior written notice, for any other reason.

          (c)  Termination Payments.

               (1) Payment Upon Death. Upon the termination of this Agreement due to Consultant's death, the Company shall cause to be paid over to the designated beneficiary or to the personal representative of the estate of the Consultant, all compensation provided hereunder through the date of death, any Target Bonus payments then due and any Target Bonus, prorated to the date of death with respect to the period in which the death occurs. All such payments shall thereupon cease and terminate.

               (2) Payment Upon Disability. Upon the termination of this Agreement due to Consultant's Disability, the Consultant shall be entitled to all compensation provided hereunder through the date of Disability, any Target Bonus payments then due and any Target Bonus, prorated to the date of Disability with respect to the period in which Disability occurs. All such payments shall thereupon cease and terminate.

               (3) Payment Upon Termination By The Company. If the Company terminates this Agreement for any reason other than Good Cause, the Consultant shall be entitled to receive from the Company and the Company shall pay to the Consultant in one lump sum, within fifteen (15) days following the termination of this Agreement, all of the compensation and Target Bonus payments





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
provided for in Sections 4 and 5 of this Agreement for the period beginning on the date of the termination of the Agreement and ending on June 30, 2000.

                    If the Company terminates this Agreement for Good Cause, the Consultant shall be entitled to compensation through the date of termination and any due, but unpaid, Target Bonus. Any and all compensation and Target Bonus payments with respect to subsequent periods shall thereupon cease and terminate.

               (4) Payment Upon Termination By The Consultant. If the Consultant terminates this Agreement for Good Reason, other than Good Reason described in Section 13(a)(3)a), he shall be entitled to receive from the Company and the Company shall pay to the Consultant in one lump sum, within fifteen (15) days following the date of the Consultant's termination of this Agreement, all of the salary and Target Bonus payments provided for in Sections 4 and 5 of this Agreement for the period beginning on the date of the Consultant's termination and ending on June 30, 2000. If the Consultant terminates this Agreement for the Good Reason described in Section 13(a)(3)a), then and in such event, he shall be entitled to receive from the Company and the Company shall pay to the Consultant in one lump sum, within fifteen (15) days following the date of the Consultant's termination of this Agreement, an amount equal to the lesser of (i) all of the salary and Target Bonus payments provided for in Sections 4 and 5 of this Agreement for the period beginning on the date of the Consultant's termination and ending on June 30, 2000, or (ii) all of the salary and Target Bonus





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payments provided for in Sections 4 and 5 of this Agreement for the period commencing on the date of the Consultant's termination and ending on the third anniversary of the date of the Consultant's termination.

                    If the Consultant terminates this Agreement for any reason other than Good Reason, he shall be entitled to compensation through the date of termination and any due, but unpaid, Target Bonus. Any and all compensation and Target Bonus payments with respect to subsequent periods shall thereupon cease and terminate.

     14.  Arbitration.   Except as set forth in paragraph 15, any dispute
arising under this Agreement or the termination of this Agreement shall be resolved by arbitration in the District of Columbia, in accordance with the then prevailing rules of the American Arbitration Association, before an arbitrator or arbitrators appointed pursuant to such rules, and the determination of such arbitrator or arbitrators shall be final, binding and conclusive on the parties.

     15.  Remedies.   The parties hereto acknowledge that a breach of certain
terms of this Agreement may not be fully or adequately compensable by the award or payment of monetary damages and may cause immediate, substantial and irreparable injury to the non-breaching party. The parties therefore agree and consent that in addition to any award of damages that the non-breaching party may be entitled to recover, the non-breaching party shall also be entitled to such ex parte, preliminary, interlocutory, temporary or





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permanent injunctive, or any other equitable relief, including the entry of a decree of specific performance, or any other applicable order, which shall require performance and/or limit activities in accordance with the terms of this Agreement. The Consultant expressly acknowledges and agrees: (a) that the restrictions set forth in this Agreement are reasonable, in terms of scope, duration, and otherwise, (b) that the protections afforded to the Company in this Agreement are necessary to protect its legitimate business interest, (c) that the restrictions set forth in this Agreement will not adversely affect the Consultant's ability to obtain gainful employment in his field of expertise or other related employment comparable to that provided for herein, and (d) that this agreement to observe such restrictions forms a material part of the consideration for this Agreement and his services provided to the Company.

     16.  Notices.   Any notice required or permitted to be given hereunder
shall be deemed sufficient if in writing, and if delivered personally or sent by registered or certified mail, return receipt requested, to the addresses of the respective parties set forth herein, or such other address as either party so notifies the other of in writing from time to time.

     17.  Waiver of Breach.   The waiver of any breach of any provision
hereunder by either party shall not be construed or operate as a waiver of any subsequent breach.

     18.  Benefits and Burdens.   This Agreement shall inure to the benefit of
and be binding upon the Company, its successors and





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assigns, and the Consultant, his heirs, personal representatives, successors and assigns. Because the duties of the Consultant hereunder are special, personal and unique in nature, the Consultant may not transfer, sell or otherwise assign his obligations under this Agreement.

     19. Governing Law. This Agreement shall be construed in accordance with and be governed by the laws of the State of Maryland, excepting the conflict of law rules of the State of Maryland, as if this contract were made and to be performed entirely within the State of Maryland.

     20. Entire Agreement. This Agreement contains the entire agreement of the parties and may not be amended, modified or terminated except by a written instrument executed by both parties hereto.

     21. Captions. Paragraph captions shall be used exclusively for purposes of reference and shall not be considered part of the substantive agreement of the parties.

     22. Severability. The restrictions and the rights and remedies contained in this Agreement are cumulative and severable. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be enforced to the fullest extent permitted by law.

     23. Costs of Breach. The parties hereto agree that in the event of any breach by either the Company or the Consultant of any covenant, agreement, term, condition or obligation contained in





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this Agreement, the non-breaching party shall be entitled to all attorneys'
fees, court costs and other litigation expenses incurred by the non-breaching party as a result of such breach.

     24. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall together constitute but one document.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first written above.

                              COMPANY:
ATTEST:                       MICROS SYSTEMS, INC.

                              By                            (SEAL)
-------------------------       -----------------------
[Corporate Seal]


WITNESS:                      CONSULTANT:

                              /s/ LOUIS M. BROWN, JR.       (SEAL)
-------------------------     -------------------------
                              Louis M. Brown, Jr.





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